Exhibit 99.1

July 14, 2022

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company is pleased to share with you the Company’s results from the 2nd quarter of 2022.  There is no doubt the economic environment has continued to change over the last quarter.  The movement in short-term interest rates as directed by the Federal Open Market Committee of the Federal Reserve is impacting the bank in multiple ways.  We believe our balance sheet is well positioned for the continued short-term rate hikes we are expecting during the remainder of 2022 and into 2023.  We also continue to watch the activities around the globe that can affect our and our customers’ supply chains and overall costs locally.  The local job market remains tight which is continuing to affect our and our customers’ ability to fill open positions.  Overall demand for both loans, specifically commercial loans, and deposits remains very healthy, though like many of our peers we are experiencing a slowdown in demand for residential mortgage loans, particularly refinancings.  With the significant increase in mortgage rates during the first six months of this year, requests from customers for both refinance and purchase money loans are down considerably from 2021. Despite all those macro headwinds we had an excellent second quarter of 2022 as evidenced by the following results:

●	Assets as of June 30, 2022 were $4.11 billion, representing an increase of $121.5 million, or 3.05% from December 31, 2021.
●	Net income for the six months ended June 30, 2022 was $25.51 million, up by $3.2 million, or 14.5%, from the six months ended June 30, 2021.
●	Diluted earnings per share for the six-month period ended June 30, 2022 were $2.25, compared to $2.01 for the six-month period ended June 30, 2021.
●	Shareholder’s equity was $363.4 million at June 30, 2022, a decrease of $50.3 million, or 12.2%, from December 31, 2021. This decrease was the result of unrealized losses in our securities portfolio resulting from the rising interest rate environments.

The Board of Directors has declared a $.75 per share cash dividend to shareholders of record as of July 1, 2022 that will be payable on July 29, 2022. The lastest price at which the Company’s common stock has been traded of which we are aware was $65.55 per share.

In June your bank was honored to be recognized by The Tennessean as a Top Workplace for 2022.  We have been blessed to receive this award every time the bank has been nominated over the last several years and we never take it for granted.  The feedback from our employees gives us valuable information that we use to learn and adapt to the needs of our ever changing workforce.  I’m especially proud to share WBT was also awarded Best Values, a title given to only one of the 106 companies that were nominated as Top Workplaces.  When we think about the different awards and recognitions that the bank has received over our 35 year history, we can’t think of an award that is more satisfying than one that recognizes the values of our employees and our company.

We are excited to announce that our new joint venture, Encompass Home Lending, with Celebration Homes and Willow Branch Homes is officially open for business.  We exceeded our budgeted expectations in month one and were profitable in our first month of operations.  We have been impressed with both builder teams as well as the leadership and mutual values in place that will be key to growing this relationship.  This new home purchase joint venture will give us the opportunity to serve hundreds of new customers around the Middle Tennessee area.

Our new office in Gallatin has been a great reminder of the potential of our brand.  New loan, deposit and investment activity remains strong at this new location.  We believe the consolidation of other banks through mergers and acquisitions continues to provide great talent and customer acquisition opportunities for us.  We have several additional locations we are considering in our Middle Tennessee footprint as part of our long-term growth plan.  We are proud of our Middle Tennessee footprint and our ability to serve customers and be successful in the various rural, suburban and urban markets we serve.

Thanks to all of you who were able to join us for our Annual Shareholder Picnic back in May.  It was great to see all the families being able to fellowship and enjoy various entertainment options. Thank you for your belief in the mission and direction of your community bank.  We continue to focus on the basic keys to our success: delivering exceptional customer service, living by the Golden Rule and providing you, the shareholder, a solid return on your investment.  Thanks for believing in us and keep up the great work each of you does for us in the way of referrals and endorsements of your bank!

Sincerely,

John C. McDearman, III	Elmer Richerson
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company